EVERMORE FUNDS TRUST
THIRD AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT effective as of January 1, 2016, to the Fund Accounting Servicing Agreement (the "Agreement") dated as of December 2, 2009, as amended August 1, 2011 and January 29, 2013, is entered into by and between EVERMORE FUNDS TRUST, a Massachusetts trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

WHEREAS, USBFS hereby confirms the fees of the Agreement, as specified in the attached Amended Exhibit B, reflect a combined fund accounting, fund administration & portfolio compliance, and chief compliance officer services fee schedule (the "Combined Fee Schedule"); and

WHEREAS, for the avoidance of doubt, USBFS confirms the fees charged to the Funds under the Combined Fee Schedule will not be duplicated under any other servicing agreement between the Trust and USBFS, on behalf of the Funds.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

EVERMORE FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Eric LeGoff	By: /s/ Michael R. McVoy
Name: Eric LeGoff	Name: Michael R. McVoy
Title: CEO	Title: Executive Vice President

2016 – Evermore Funds Trust -Final	1

Amended Exhibit B - the Fund Accounting Servicing Agreement-Evermore Funds Trust
Combined Fund Accounting and Fund Administration Fee Schedule (not duplicated under any other servicing agreement) effective January 1, 2016

Annual Fee Based Upon Average Net Assets Per Fund*
6 basis points on the first $XX million
2 basis points on the next $ XX million
1.5 basis points on the balance
Minimum annual fee:  $ XX per fund
▪ Additional fee of $ XX  for each additional class and $15,000 for a Controlled Foreign Corporation (CFC)
▪ Additional fee of $ XX per manager/sub-advisor per fund

Additional Annual Fee per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
o	$ XX /fund per month
o	$ XX / fund per month for clients using an external administrative service
o	Specialized projects will be analyzed and an estimate provided prior to work being performed.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
o	Performance Service $XX/CUSIP per month
o	Set up $XX per CUSIP
o	FTP Delivery $ XX set up FTP site
▪	USBFS Legal Administration (e.g., registration statement update)
o	1 basis point at each level
o	$XX additional minimum

Pricing Services
▪	$XX - Domestic Equities, Options, ADRs,
▪	$XX - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Forwards, Currency Rates, Mortgage Backed Foreign Equities
▪	$XX - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$XX - Interest Rate Swaps,
▪	$XX - Bank Loans
▪	$XX - Credit Default Swaps
▪	$XX Fund per month- mutual fund pricing
▪	$XX per Month Manual Security Pricing (>10per day)

Fair Value Services (Charged at the Complex Level)
▪	$XX per security on the First 100 Securities
▪	$XX per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪	$XX per Foreign Equity Security per Month
Factor Services (security paydown factor data)
▪	$XX per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees Per service line)*
▪	$XX for the first fund
▪	$XX for each additional fund

Third Party Administrative Data Charges (descriptive data for each security)
▪	$XX per security per month for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Out-Of-Pocket Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody's, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

2016 – Evermore Funds Trust -Final	2